Exhibit 10.8

ORTHOFIX MEDICAL INC.

AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN

Performance Stock Unit Agreement

COVER SHEET

Orthofix Medical Inc., a Delaware corporation (the “Company”), hereby grants performance stock units (the “Performance Stock Units”) relating to shares of the Company’s common stock, par value $0.10 per share (the “Stock”) to the Grantee named below, subject to the achievement of performance goals and vesting conditions set forth below.  Additional terms and conditions of the Performance Stock Units are set forth on this cover sheet and in the attached Performance Stock Unit Agreement (together, the “Agreement”), in the Company’s 2012 Long-Term Incentive Plan (as amended from time to time, the “Plan”), and in the Change in Control and Severance Agreement between you and the Company or, if you have not entered into such Change in Control and Severance Agreement as of the Grant Date, the form of such agreement that was been approved by the Committee on June 28, 2016 (as applicable, the “Severance Agreement”).

Grant Date:
Name of Grantee:
Employee ID Number:
Target Number of Performance Stock Units:
Maximum Number of Performance Stock Units:	250% of Target Number
Performance Period:	Beginning on __________________ and ending on _____________________[1]

[1]	Performance period end date to be third anniversary of the beginning date (such that total performance period shall be three years).

You agree to all of the terms and conditions described in this Agreement, in the Plan, and in the Severance Agreement unless you deliver a notice in writing within thirty (30) days of receipt of this Agreement to the Company stating that you do not accept the terms and conditions described in this Agreement and in the Plan.  You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Attachment
This is not a stock certificate or a negotiable instrument.

ORTHOFIX MEDICAL INC.

AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN

Performance Stock Unit Agreement

Performance Stock Units

This Agreement evidences an award of Performance Stock Units in the number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement and the Plan.

Subject to satisfaction of the time-based vesting requirement set forth below, the number of shares of Stock, if any, that may be issued pursuant to the terms of this Agreement will be calculated based on the attainment, as determined by the Committee, of the performance goals described in Exhibit A to this Agreement (the “Performance Goals”) over the Performance Period set forth on the cover sheet, which number of shares of Stock may be equal to all or a portion, including none, of the Maximum Number of Performance Stock Units set forth on the cover sheet.  If the Performance Goals are not achieved during the Performance Period at a vesting percentage (as described on Exhibit A) in excess of zero, you will forfeit all of your unvested Performance Stock Units as of the end of the Performance Period, except as otherwise provided in this Agreement.

Performance Stock Unit Transferability

Prior to the Settlement Date (as defined below), your Performance Stock Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Performance Stock Units be made subject to execution, attachment, or similar process.  If you attempt to do any of these things, you will immediately and automatically forfeit your Performance Stock Units.

Vesting

Your Performance Stock Units will vest and become non-forfeitable on (A) the date the Committee certifies the achievement of the Performance Goals following the close of the Performance Period or, (B) in the event of a Change in Control consummated prior to the end of the Performance Period, the last day of the Performance Period (in each case, the “Vesting Date”), and subject to your continued Service from the Grant Date through the Vesting Date, but only to the extent and in the vesting percentage that the Performance Goals have been satisfied.  (By way of illustration, if your service continues through the Vesting Date and the Committee certifies the Performance Goals at a vesting percentage equal to 100%, the Target Number of your Performance Stock Units would vest, whereas if your service continues through the Vesting Date and the Committee certifies the Performance Goals at a vesting percentage equal to 250%, the Maximum Number of your Performance Stock Units would vest.)  Promptly following the completion of the Performance Period (and no later than thirty (30) days following the end of the Performance Period) or, in the event of a Change in Control consummated prior to the end of the Performance Period, within 30 calendar days of such Change in Control, the Committee will review and certify in writing (i) whether, and to what extent, the Performance Goals for the Performance Period have been achieved and (ii) the number of Performance Stock Units that will vest (based on the applicable vesting percentage determined in accordance with Exhibit A).  Such certification will be final, conclusive, and binding.

You will forfeit to the Company all of the unvested Performance Stock Units to the extent the specified Performance Goals have not been achieved, as determined by the Committee, effective as of the Vesting Date.

Vesting upon Termination of Service Prior to a Change in Control

Death or Disability.  If, prior to a Change in Control, your Service terminates during the Performance Period as a result of your death or Disability, your Performance Stock Units will vest as to the Target Number of Performance Stock Units set forth on the cover sheet on the effective date of your termination of Service.  If your Service terminates following the end of the Performance Period but prior to the Vesting Date as a result of your death or Disability, your Performance Stock Units will vest to the extent and in the vesting percentage that the Performance Goals have been satisfied as if your Service had not terminated, effective as of the Vesting Date.

Certain Terminations without Cause or for Good Reason.  If, prior to a Change in Control, your Service terminates more than 6 months after the Grant Date but prior to the Vesting Date because of your involuntary termination of Service by the Company without Cause or your voluntary termination for Good Reason, you will remain eligible to vest on the Vesting Date (to the extent and in the vesting percentage that the Performance Goals are satisfied) with respect to a pro rata portion of the Performance Stock Units as if your Service had not terminated, which pro rata portion will be calculated by multiplying the total number of the Performance Stock Units that would vest based on actual performance (i.e., the Target Number of Performance Share Units multiplied by the applicable vesting percentage determined in accordance with Exhibit A) by a fraction, the numerator of which equals the number of days that you provided Service during the Performance Period and the denominator of which equals the total number of days in the Performance Period, effective as of the Vesting Date.

Other Terminations.  If, prior to the Vesting Date, your Service terminates (i) because of your involuntary termination of Service by the Company for Cause, or (ii) because of your voluntary termination other than for Good Reason or Disability, you will forfeit to the Company all of the unvested portion of the Performance Stock Units on the date of your termination of Service.

Change in Control

Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control during the Performance Period, the Performance Goals will be deemed achieved at the greater of (i) a percentage of 100% (i.e., the Target Number) or (ii) the percentage that would be determined pursuant to the methodology set forth on Exhibit A assuming that the TSR Period ended on the last trading date preceding the consummation of such Change in Control. If the Performance Stock Units are assumed or continued in connection with such Change in Control, such Performance Stock Units shall thereafter become a time-based award and shall vest and become non-forfeitable, at the percentage determined pursuant to the preceding sentence, on the earlier to occur of (i) your continued status as a Service Provider through the last day of the Performance Period or (ii) your termination of Service during the period following the consummation of such Change in Control and prior to full vesting as a result of (A) death, (B) Disability, (C) your involuntary termination of Service by the Company without Cause, or (D) your voluntary termination for Good Reason. If the Performance Stock Units are assumed or continued in connection with the Change in Control and your Service terminates prior to end of the Performance Period (x) because of your involuntary termination of Service by the Company for Cause, (y) because of your voluntary termination other than for Good Reason or Disability, you will forfeit to the Company all of the Performance Stock Units on the date of such termination of Service.

Settlement of Performance Stock Units

Your rights to receive the shares of Stock represented by your vested Performance Stock Units will become non-forfeitable on the Vesting Date, and the Performance Stock Units will be settled, converted into shares of Stock and delivered on, or within thirty (30) days following, such date (the “Settlement Date”), subject to any reduction required in accordance with any “clawback” or recoupment policy, as described below). On the date on which shares of Stock are delivered to you (or your beneficiary or, if none, your estate in the event of your death) under this paragraph, the Company shall also deliver to you (or your beneficiary or, if none, your estate in the event of your death) the number of additional shares of Stock, the number of any other securities of the Company and the amount of any other property (in the case of cash dividends, assuming such dividends had been reinvested in shares of Stock as of the ex-dividend date thereof), in each case that the Company distributed per share of Stock to holders generally during the period commencing on the first day of the Performance Period  and ending on the delivery date, multiplied by the number of shares of Stock that are being delivered to you under this paragraph, without interest, and less any tax withholding amount applicable to such distribution.  To the extent that the Performance Stock Units are forfeited prior to vesting, the right to receive such distributions shall also be forfeited.]

Evidence of Issuance

The issuance of the shares of Stock with respect to the Performance Stock Units will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration, or issuance of one or more share certificates.

Withholding

In the event that the Company or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the Performance Stock Units, or the issuance of shares of Stock with respect to the Performance Stock Units, the Company or any Affiliate will have the right to (i) require you to tender a cash payment, (ii) deduct from payments of any kind otherwise due to you, (iii) permit or require you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares of Stock to be delivered in connection with the Performance Stock Units to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or any Affiliate, or (iv) withhold the delivery of vested shares of Stock otherwise deliverable under this Agreement to meet such obligations; provided, however, that (x) the shares of Stock so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Law and (y) in the event that you are subject to any tax withholding on a date prior to the Settlement Date, clauses (iii) and (iv) shall not be available as a means of satisfying such tax withholding obligations.

Retention Rights

This Agreement and the Performance Stock Units evidenced by this Agreement do not give you the right to be retained by the Company or any Affiliate in any capacity.  The Company or any Affiliate, as applicable, reserves the right to terminate your Service with the Company or an Affiliate at any time and for any reason.

Shareholder Rights

You have no rights as a shareholder with respect to the Performance Stock Units unless and until the Stock relating to the Performance Stock Units has been delivered to you.  No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

Clawback

The Performance Stock Units are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Definitions

For purposes of this Agreement, “Cause” and “Good Reason” will be as defined in the Severance Agreement.  Any other capitalized terms used in this Agreement other than the foregoing (and other than those defined and used in Exhibit A hereto) shall have the meanings set forth in the Plan.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

This Agreement, the Plan, and the Severance Agreement constitute the entire understanding between you and the Company regarding the Performance Stock Units.  Any prior agreements, commitments, or negotiations concerning the Performance Stock Units are superseded.

Data Privacy

To administer the Plan, the Company may process personal data about you.  Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as your contact information, payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.  By accepting the Performance Stock Units, you give explicit consent to the Company to process any such personal data.

Disclaimer of Rights

The grant of Performance Stock Units under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to you.  You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company.  Performance Stock Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

Electronic Delivery

By accepting the Performance Stock Units, you consent to receive documents related to the Performance Stock Units by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A

The grant of Performance Stock Units under this Agreement is intended to comply with Section 409A” to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A.  Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.

To the extent that the Performance Share Units constitute “deferred compensation” under Section 409A, a termination of Service occurs only upon an event that would be a Separation from Service within the meaning of Section 409A.  If, at the time of your Separation from Service, (1) you are a “specified employee” within the meaning of Section 409A, and (2) the Company makes a good faith determination that an amount payable on account of your Separation from Service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon your death, if earlier), without interest.  Each installment of Performance Share Units that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

By accepting this Agreement, you agree to all of the terms and conditions described above and in the Plan.  In the event that any term of this Agreement conflicts with the terms of the Severance Agreement, the terms of the Severance Agreement shall supersede the conflicting terms herein.

Exhibit A

Performance Stock Unit Agreement

Performance Goals

The Performance Stock Units may be earned based on the magnitude of the [    ]2 FY Product Revenue, as modified by the TSR Modifier, in each case as described in this Exhibit A.

The table on Annex A sets forth the “Product Revenue Vesting Percentage” that will be achieved based on the applicable level of [    ]2 FY Product Revenue that is achieved. The Committee shall determine the [    ]2 FY Product Revenue and the Product Revenue Vesting Percentage that is achieved following the end of the fiscal quarter ending December 31, [    ]2. For purposes of the foregoing, “[    ]2 FY Product Revenue” means the Company’s product revenue for the fiscal year ended December 31, [    ]2.

If the Product Revenue Vesting Percentage is achieved at or above the threshold level, such Product Revenue Vesting Percentage shall be multiplied by the “TSR Modifier”, which shall be determined based on the Company’s Relative Total Stockholder Return for the period between [          ]3 and [          ]4 (“the TSR Period”), as set forth on Annex B. If the Company’s Relative Total Stockholder Return is in the top percentile quartile, the TSR Modifier shall be 1.25. If Company’s Relative Total Stockholder Return is in the second or third percentile quartile, the TSR Modifier shall be 1.00. If Company’s Relative Total Stockholder Return is in the bottom percentile quartile, the TSR Modifier shall be 0.75. The Committee shall determine the TSR Modifier following the end of the TSR Period.

The number of Performance Stock Units that shall become earned shall be equal to the product of (i) the Target Number of Performance Stock Units set forth on the cover sheet, (ii) the Product Revenue Vesting Percentage and (iii) the TSR Modifier, as determined by the Committee in its sole discretion, rounded down to the nearest whole unit. For the avoidance of doubt, in no event shall greater than 250% of the Target Number of Performance Stock Units set forth on the cover sheet become earned or vested hereunder.

[2]	Insert specified year for product revenue target.
[3]	Insert performance period beginning date.
[4]	Insert performance period end date.

Annex A

[ ][2] FY Product Revenue ($M)*	Product Revenue Vesting Percentage
Less than [ ][5]*	0%
[ ][5]*	50% (Threshold)
[ ][5]*	60%
[ ][5]*	70%
[ ][5]*	80%
[ ][5]*	90%
[ ][5]*	100% (Target)
[ ][5]*	120%
[ ][5]*	140%
[ ][5]*	160%
[ ][5]*	180%
[ ][5]* or Greater	200% (Maximum)

* The product revenue targets shall be adjusted to reflect these amounts as computed on a constant currency basis using currency rates in effect for the fiscal year ended December 31, [    ]6, as if such currency rates had been in effect for the fiscal year ended December 31, [    ]2.

In the event the [    ]2 FY Product Revenue falls between any of the amounts set forth above (to the extent greater than the Threshold and lower than the Maximum), the applicable Product Revenue Vesting Percentage shall be determined by linear interpolation between such amounts.

[5]	Insert applicable revenue targets as specified within the grant agreement.
[6]	Insert baseline foreign currency exchange rate date.

Annex B

•

“Relative Total Stockholder Return” means the Company’s TSR relative to the TSR of the Peer Companies. Relative Total Shareholder Return will be determined by ranking the Company and the Peer Companies from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company relative to the Peer Companies will be determined as follows:

P = 1 – ((R-1)/(N-1))

where:  “P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

“N” represents the remaining number of Peer Companies, plus the Company.

“R” represents Company’s ranking among the Peer Companies (including the Company).

Example:	If there were 30 remaining Peer Companies, and the Company ranked 16th, the performance would be at the 50th percentile: .50 = 1 – ((16-1)/(31-1)).

•

“TSR” means a company’s total stockholder return as measured by dividing (A) the sum of the cumulative amount of dividends for the TSR Period, assuming dividend reinvestment, and the difference between the Average Stock Price determined as of the first day of the TSR Period and the Average Stock Price determined as of the last day of the TSR Period, by (B) the Average Stock Price determined as of the first day of the TSR Period.

•

“Average Stock Price” means the average of the closing transaction prices of the share of common stock of a company, as reported on the principal national stock exchange on which such common stock is traded, over the twenty consecutive trading days immediately preceding the date for which the Average Stock Price is being determined.

•	“Peer Companies” means those companies listed below:

Alphatech Holdings, Inc.	LinaNova PLC
AngioDynamics, Inc.	Meridian Bioscience, Inc.
AtriCure, Inc.	Merit Medical Systems, Inc.
Avanos Medical, Inc.	Mesa Laboratories, Inc.
Cardiovascular Systems, Inc.	Natus Medical Incorporated
CONMED Corporation	Nevro Corp.
CryoLife, Inc.	NuVasive, Inc.
Cutera, Inc.	OraSure Technologies, Inc.
Glaukos Corporation	OrthoPediatrics Corp.
Haemonetics Corporation	SeaSpine Holdings Corporation
Heska Corporation	SI-BONE, Inc.

Inogen, Inc.	Surmodics, Inc.
Integer Holdings Corporation	Tactile Systems Technology, Inc.
Invacare Corporation	Varex Imaging Corporation
Lantheus Holdings, Inc.	Zynex, Inc.
LeMaitre Vascular, Inc.
•	The Peer Companies may be changed as follows:

(i)	In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company.

(ii)

In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company.

(iii)

In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company, a “going private” transaction involving a Peer Company or the liquidation of a Peer Company, where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company for the entire performance period.

(iv)	In the event of a bankruptcy of a Peer Company, such company shall remain a Peer Company.

(v)

In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on the closing price of the shares of the spun-off company on its first day of trading (with the amount of such dividend deemed reinvested in additional shares of the Peer Company at the closing price of the shares of the Peer Company on the same date).  The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating Relative Total Stockholder Return.